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Exhibit 5.2

INTERNAL REVENUE SERVICE
DISTRICT DIRECTOR
P. O. BOX 2508
CINCINNATI, OH 45201

Date: OCT 09 1998

ALLIANT TECHSYSTEMS INC
C/O SONJA LEMMER MARTENS
DORSEY & WHITNEY LLP
220 SOUTH SIXTH ST
MINNEAPOLIS, MN 55402

RECEIVED OCT 13 1998	DEPARTMENT OF THE TREASURY

Employer Identification Number:
    41-1672694
DLN:
    17007126005038
Person to Contact:
    CINDY PERRY
Contact Telephone Number:
    (513) 241-5199
Plan Name:
    ALLIANT TECHSYSTEMS INC 401K PLAN
    SUBJECT COLLECTIVE BARGAINING AGRM
Plan Number: 004

Dear Applicant:

        We have made a favorable determination on your plan, identified above, based on the information supplied. Please keep this letter in your permanent records.

        Continued qualification of the plan under its present form will depend on its effect in operation. (See section 1.401-1(b)(3) of the Income Tax Regulations.) We will review the status of the plan in operation periodically.

        The enclosed document explains the significance of this favorable determination letter, points out some events that may affect the qualified status of your employee retirement plan, and provides information on the reporting requirements for your plan. It also describes some events that automatically nullify it. It is very important that you read the publication.

        This letter relates only to the status of your plan under the Internal Revenue Code. It is not a determination regarding the effect of other federal or local statutes.

        This determination letter is applicable for the amendment(s) executed on 5-31-96.

        This plan satisfies the minimum coverage and nondiscrimination requirements of sections 410(b) and 401(a)(4) of the Code because the plan benefits only collectively bargained employees or employees treated as collectively bargained employees.

        Based on the information supplied, we have determined that your plan meets the requirements of section 401(k) of the Internal Revenue Code.

        This letter considers the amendments required by the Tax Reform of 1986, except as otherwise specified in this letter.

        Except as otherwise specified, this letter may not be relied upon with respect to whether the plan satisfies the changes in the qualification requirements made by the Uruguay Round Amendments Act (GATT) Pub. L. 103-465, the Taxpayer Relief Act of 1997 Pub. L. 105-34, and the changes in the qualification requirements of the Small Business Job Protection Act of 1996 Pub. L. 104-188 other than the requirements of Code section 401(a)(26).

        The information on the enclosed Publication 794 is an integral part of this determination. Please be sure to read and keep it with this letter.

        The requirement for employee benefits plans to file summary plan descriptions (SPD) with the U.S. Department of Labor was eliminated effective August 5, 1997. For more details, call 1-800-998-7542 for a free copy of the SPD card.

        We have sent a copy of this letter to your representative as indicated in the power of attorney.

        If you have questions concerning this matter, please contact the person whose name and telephone number are shown above.

Sincerely yours,
/s/ GLENN E. HENDERSON
District Director
Enclosures: Publication 794 Reporting & Disclosure Guide for Employee Benefit Plans	Letter 835 (DO/CG)

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  Exhibit 5.2